UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02	Results of Operations and Financial Condition.

On February 4, 2010, Avon Products, Inc. issued a press release announcing its results of operations for the fourth quarter and full year 2009. The press release included Avon’s consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows, and a supplemental schedule that provided additional information regarding Avon’s regional results and product category sales, for the three-month and twelve-month periods ended December 31, 2009. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 4, 2010, Avon Products, Inc. announced that, effective with the beginning of its 2010 fiscal year, Avon will account for Venezuela as a highly inflationary economy. When an entity operates in a highly inflationary economy, exchange gains and losses associated with monetary assets and liabilities and deferred income taxes resulting from changes in the exchange rate are recorded in income. Nonmonetary assets, which include inventories and property, plant and equipment, are carried forward at their historical dollar cost.

Effective January 11, 2010 the Venezuelan government devalued its currency and moved to a two-tier exchange structure. The official exchange rate moved from 2.15 to 2.60 for essential goods and to 4.30 for non-essential goods and services. Although no official rules have yet been issued, most of Avon’s imports are expected to fall into the non-essential classification.

As a result of the change in the official rate to 4.30, Avon anticipates it will record a one-time, after-tax loss of approximately $50 million in the first quarter of 2010, primarily reflecting the write-down of monetary assets and deferred tax benefits. Additionally, certain nonmonetary assets are carried at historic dollar cost subsequent to the devaluation. Therefore, these costs will impact the income statement during 2010 as they will not be devalued based on the new exchange rates, but will be expensed at the historic dollar value. As a result of using the historic dollar cost basis of nonmonetary assets acquired prior to the devaluation, such as inventory, 2010 operating profit and net income will additionally be negatively impacted by approximately $85 million, primarily during the first half of the year, for the difference between the historical cost at the previous official exchange rate of 2.15 and the new official exchange rate of 4.30. In addition, revenue and operating profit for Avon’s Venezuela operations will be negatively impacted when translated into dollars at the new official exchange rate. This would be partially offset by the favorable impact of any operating performance improvements. Results for periods prior to 2010 will not be impacted by the change in accounting treatment of Venezuela as a highly inflationary economy or by the change in the official rate in January of 2010.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1    Press Release of Avon Products, Inc. dated February 4, 2010

(Page 2 of 3 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Charles W. Cramb
Charles W. Cramb
Vice Chairman, Chief Finance and Strategy Officer

Date: February 4, 2010

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Avon Products, Inc. dated February 4, 2010